EXHIBIT 99.4

PRESS RELEASE ISSUED JANUARY 10, 2007 REPORTING EXTENSION OF TIME PERIOD TO OBTAIN COMPLIANCE WITH AMERICAN STOCK EXCHANGE LISTING STANDARDS

January 10, 2007

Contact:	Curtis A. Sampson, Chairman, President and Chief Executive Officer
Jeffrey K. Berg, President and Chief Operating Officer
Paul N. Hanson, Vice President-Finance

COMMUNICATIONS SYSTEMS, INC. REPORTS ON RECENT DEVELOPMENTS RELATED TO RESOLVING ACCOUNTING ISSUES, MAKING REQUIRED SEC FILINGS AND EXTENSION OF TIME TO COMPLY WITH AMEX CONTINUED LISTING STANDARDS

(Hector, Minnesota) – January 10, 2007 — Communications Systems, Inc. (AMEX: JCS) today provided an update on efforts to resolve previously reported accounting issues and make required Form 10-Q filings with the Securities and Exchange Commission (SEC) that have not been filed, as well as to regain compliance with the continued listing standards of the American Stock Exchange (AMEX).

As previously reported, the Company has not filed SEC Form 10-Q reports for the three months ended March 31, 2006, the three and six months ended June 30, 2006 and the three and nine months ended September 30, 2006 (the “2006 Form 10-Q Reports”).  The 2006 Form 10-Q Reports have not been filed for two reasons.  First, the Company continues to assess uncollected receivables totaling approximately $4.25 million arising from work performed by the Company’s JDL Technologies subsidiary for the U.S. Virgin Islands Department of Education (VIDOE) under the federal E-Rate program and the revenue recognition policies related to such uncollected receivables.  Second, the Company continues to evaluate risks and uncertainties arising from a U.S. Department of Justice (DOJ) civil investigation of JDL Technologies related to its compliance with federal law in its work for VIDOE under the E-Rate program.

Because 2006 Form 10-Q Reports have not been filed by the Company, the Company has been out of compliance with applicable listing standards of AMEX since June 2006 and its common stock is subject to being de-listed.  In July 2006 the Company submitted a plan to regain compliance with AMEX listing standards and in September 2006 the Company provided AMEX with additional information and an amended plan with regard to regaining compliance with AMEX listing standards.  Based on the Company’s plan, as amended in September 2006, AMEX indicated in a letter dated October 9, 2006 that, subject to certain qualifications, it would defer taking any action to de-list the Company’s stock before November 30, 2006.

As previously reported on November 29, 2006 the Company supplied updated information and an amended plan to AMEX staff and requested that AMEX further defer taking any action to de-list the Company’s stock until March 1, 2007 while the Company continued its efforts to regain compliance with AMEX listing standards.  And, on December 20, 2006, the Company supplied additional information to AMEX with respect to achieving such compliance.  In its amended plan, the Company explained it believed a further extension would provide sufficient time to complete management’s assessment of revenue recognition issues related to

VIDOE receivables totaling approximately $4.25 million, as well as the pending DOJ investigation, for purposes of finalizing the 2006 Form 10-Q Reports.  The Company also indicated the additional extension would likely provide sufficient time for the Company’s Audit Committee to complete its independent review of certain matters arising from the DOJ investigation.  Subject to achieving these objectives in approximately the next 30 days, Company management believes it is reasonably likely that the Company will be able to complete and file the 2006 Form 10-Q Reports on or before March 1, 2007.

By letter dated January 3, 2007 the Company received notification from AMEX that the Company’s amended plan and supporting documentation (the “Revised Plan”) made a reasonable demonstration of the Company’s ability to regain compliance with AMEX’s continued listing standards.  Based upon the Revised Plan, AMEX staff, subject to certain conditions, granted the Company an extension until March 1, 2007 to file the 2006 Form 10-Q Reports (the “Extended Plan Period”).  These conditions relate to public disclosure of AMEX’s January 3, 2007 decision, continued updates of AMEX staff with regard to the initiatives described in the Revised Plan and continued oversight and assessment by AMEX staff.  In its letter AMEX also stated it expected the Company to be in compliance with the continued listing standards by March 1, 2007 and that failure to achieve compliance by such date would “likely result” in the initiation of delisting proceeds by AMEX staff.  Finally, in its letter AMEX advised that its staff would review the Company’s compliance with the Revised Plan and that, notwithstanding the terms of the extension, AMEX staff was authorized to commence delisting proceedings prior to March 1 if the Company did not show progress consistent with the Revised Plan or, otherwise, as appropriate in the public interest.

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems.  CSI serves the broadband network market as the world’s leading supplier of media conversion technology, which permits networks to deploy fiber optic technology, while retaining the copper-based infrastructure already embedded in the network.  In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service.  CSI also provides network design, training and management services.

Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions.  For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws.  Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements.  Such risks and uncertainties include, but are not limited to: lower sales to major customers; competitive products and technologies; our ability to successfully reduce operating expenses at certain business units; the general health of the telecom sector; profitability of recent acquisitions; delays in new product introductions;

higher than expected expense related to new sales and marketing initiatives; availability of adequate supplies of raw materials and components; fuel prices; loss contingencies arising from litigation and investigations and other factors discuss from time to time in the Company’s filings with the Securities and Exchange Commission.